Exhibit 4.1

Statement of Resolution Regarding

Series of Preferred Stock

 of

 Chase Packaging Corporation

Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, and the Articles of Incorporation, as amended, of the undersigned Corporation, the Corporation submits the following with respect to its Statement of Resolution Establishing its Series A 10% Convertible Preferred Stock for the purpose of increasing the number of authorized shares of the Series A 10% Convertible Preferred Stock:

1.                                      The name of the Corporation is “Chase Packaging Corporation” – Filing Number 140688100; and

2.                                      A resolution adopting the Statement of Resolution Regarding its Series A 10% Convertible Preferred Stock is attached as Exhibit “A” hereto and incorporated herein by reference. Such resolution was duly adopted by all necessary action on the part of the Corporation by an unanimous written consent of the Board of Directors of the Corporation dated May 8, 2008.

Dated May 15, 2008.

Chase Packaging Corporation

By:	/s/ Allen T. McInnes
Allen T. McInnes
Chairman and President

EXHIBIT “A”

SERIES A 10% CONVERTIBLE PREFERRED STOCK

OF

CHASE PACKAGING CORPORATION

RESOLVED, that pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act and the Articles of Incorporation, as amended, of Chase Packaging Corporation (the “Corporation”), the Corporation has adopted the following resolution by all necessary action on the part of the Corporation, by an unanimous written consent of the Board of Directors dated May 14, 2008, for the purpose of increasing the number of authorized shares of its Series A 10% Convertible Preferred Stock as provided therein:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article 4.2 of the Corporation’s Articles of Incorporation, as amended, the Corporation hereby approves a modification with respect to its Statement of Resolution Establishing its Series A 10% Convertible Preferred Stock, which Statement of Resolution was originally filed with the Secretary of State of Texas on August 28, 2007, and was modified by a Statement of Resolution filed with the Secretary of State of Texas on November 9, 2007, by adopting a modification to said resolution to increase the number of authorized shares of the Series A 10% Convertible Preferred Stock from 13,818 shares to 50,000 shares.  Except as modified herein, the Statement of Resolution Establishing the Series A 10% Convertible Preferred Stock as filed with the Secretary of State on August 28, 2007, shall remain in full force and effect.

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